As filed with the Securities and Exchange Commission on December 26, 2007

Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

B.O.S. BETTER ONLINE SOLUTIONS LTD.

(Exact name of the Registrant as specified in its charter)

Israel	Not Applicable

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

20 Freiman St.
Rishon Le Zion, Israel	75101

(Address of Principal Executive Offices)	(Zip Code)

2003 Israeli Share Option Plan
(Full title of the Plans)
20 Freiman St.
Rishon Le Zion 75101
Israel
(972-3) 9541000

Corporation Service Company
1133 Avenue of the Americas, Suite 3100
New York, NY 10036
(Name and address of agent for service)

Tel: (212) 299-9100
(Telephone number, including area code, of agent for service)

Copies to:

Brian Brodrick, Esq.	Shlomo Landress, Adv.
Phillips Nizer LLP	Amit, Pollak, Matalon & Co.
666 Fifth Avenue	NITSBA Tower, 19th Floor
New York, New York 10103	17 Yitzhak Sadeh St.
(212) 841-0700	Tel Aviv 67775, Israel
(972-3) -5689030

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Per Share*	Proposed Maximum Price Aggregate Offering Price*	Amount of Registration Fee

Ordinary Shares, nominal value NIS 4.00 per share	1,100,000	**	$2.25	$2,475,000	$75.99

* Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(c) and (h)(1) on the basis of the average of the high and low sale prices of the Registrant’s Ordinary Shares on the NASDAQ Global Market on December 24, 2007 (which date is within 5 business days prior to the date of the filing of this Registration Statement)

** Represents an increase in amount of shares underlying options that may be issued pursuant to Registrant’s 2003 Israeli Share Option Plan (from 1.5 million to 2.6 million).

This Registration Statement shall also cover any additional Ordinary Shares as may be issuable pursuant to the antidilution provisions of the Plans or Share Option Agreement, such as a share dividend, stock split, recapitalization or other similar transactions.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of B.O.S. Better Online Solutions Ltd. (the “Registrant”) is being filed in connection with the registration of an additional one million one hundred thousand (1,100,000) Ordinary Shares of the Registrant, NIS 4.00 nominal value each (the “Ordinary Shares”), under the Registrant’s 2003 Israeli Share Option Plan. Except as detailed below, the contents of the Registration Statements on Form S-8 (File no. 333-110696 and File no. 333-136957), filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on November 24, 2003, and on August 29, 2006, respectively, are incorporated by reference.

THE REGISTRANT HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM THE OBLIGATION TO PUBLISH THIS FORM S-8 IN THE MANNER REQUIRED FOR THE PUBLICATION OF A PROSPECTUS PURSUANT TO THE PREVAILING LAWS OF THE STATE OF ISRAEL. NOTHING IN SUCH EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATION OR APPROVAL OF THE RELIABILITY OR ACCURACY OF THE MATTERS CONTAINED IN THIS FORM S-8 OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS FORM S-8.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

Part of the description of the Ordinary Shares of the Registrant that appears in the S-8 Registration Statement file no. 333-110696 has since changed due to amendments to the Registrant’s Articles of Association (the “Articles”). An updated summary description of the Ordinary Shares of the Registrant is incorporated by reference to the Company’s Current Report on Form 6-K filed with the Commission on August 22, 2006.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Consistent with the provisions of the Israeli Companies Law, 1999 (the “Companies Law”), the Articles of the Registrant include provisions permitting the Registrant to procure insurance coverage for its “office holders”, exempt them from certain liabilities and indemnify them, to the maximum extent permitted by the Companies Law. An “office holder” is defined in the Companies Law and the Articles as a director, general manager (CEO), chief business manager, deputy general manager, vice president, other manager reporting directly to the general manager and any other person assuming the responsibilities of any of the foregoing positions without regard to such person’s title.

        INSURANCE

Under the Companies Law, a company may obtain insurance for any of its office holders, acting as such, for: (i) a breach of his duty of care to the company or to another person; (ii) a breach of his duty of loyalty to the company provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; or (iii) a financial liability imposed upon him in favor of another person.

The Registrant has obtained directors’ and office holders’ liability insurance covering its office holders and directors and those of its subsidiaries.

        INDEMNIFICATION

The Companies Law provides that a company may indemnify an office holder against: (i) a financial liability imposed on him in favor of another person by any judgment (including, but not limited to, a settlement agreement approved as a judgment and an arbitration judgment) concerning an act preformed in his capacity as an office holder; (ii) reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court relating to an act preformed in his capacity as an office holder in connection with: (a) proceedings the company institutes against him or instituted on its behalf or by another person; (b) a criminal charge from which he was acquitted; (c) a criminal charge in which he was convicted for a criminal offence that does not require proof of criminal intent; and (d) an investigation or a proceeding instituted against him by an authority competent to administrate such an investigation or proceeding that ended without the filing of an indictment against the office holder and, either without any financial obligation imposed on the office holder in lieu of criminal proceedings; or with financial obligation imposed on him in lieu of criminal proceedings, in a crime which does not require proof of criminal intent. The Articles of the Registrant authorize the Registrant to indemnify its office holders to the fullest extent permitted under the Companies Law. The Companies Law also authorizes a company to undertake in advance to indemnify an office holder with respect to events specified above, provided that, with respect to indemnification under sub-section (i) above, the undertaking: (a) is limited to events which the board of directors determines can be anticipated, based on the activity of the company at the time the undertaking is given; (b) is limited in amount or criteria determined by the board of directors to be reasonable under the circumstances; and (c) specifies the said events and the amounts or criteria.

The Registrant has entered into indemnification agreements with its directors and some of its office holders providing for indemnification under certain circumstances for acts and omissions which may not be covered (or not be covered in full) by any directors’ and office holders’ liability insurance. Such indemnification agreement appears in exhibit 4.1 of the Registrant’s Annual Report on Form 20-F as filed with the Securities and Exchange Commission on June 28, 2006.

        EXEMPTION

Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care, provided that in no event shall the office holder be exempt from any liability for damages caused as a result of a breach of his duty of care to the company in the event of a “distribution” (as defined in the Companies Law). The Articles authorize the Registrant to exempt any office holder from liability to the Registrant to the extent permitted by the Companies Law.

Both the Companies Law and the Articles provide that the Registrant may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for liability incurred as a result of any of the following: (a) a breach by the office holder of his duty of loyalty (however, the Registrant may insure and indemnify against such breach if the office holder acted in good faith and had a reasonable basis to assume that the act would not harm the Registrant); (b) a breach by the office holder of his duty of care if the breach was made intentionally or recklessly, unless made in negligence only; (c) any act done with the intent to derive an illegal personal benefit; or (d) any fine or monetary penalty levied against the office holder.

Item 8. EXHIBITS

The Exhibit Index preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rishon Le Zion, in the State of Israel, on December 26, 2007.

B.O.S. Better Online Solutions Ltd.

By: /s/ Shmuel Koren —————————————— Shmuel Koren President and Chief Executive Officer	/s/ Eyal Cohen —————————————— Eyal Cohen Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Shmuel Koren and Eyal Cohen, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Edouard Cukierman —————————————— Mr. Edouard Cukierman	Chairman of the Board of Directors	December 26, 2007

/s/ Shmuel Koren —————————————— Mr. Shmuel Koren	President and Chief Executive Officer (Principal Executive Officer)	December 26, 2007

/s/ Eyal Cohen —————————————— Mr. Eyal Cohen	Chief Financial Officer (Principal Financial and Accounting Officer)	December 26, 2007

—————————————— Mr. Joel Adler	Director

/s/ Joshua Zoller —————————————— Mr. Joshua Zoller	Director	December 26, 2007

/s/ Ohad Amir —————————————— Mr. Ohad Amir	Director	December 26, 2007

/s/ Yael Ilan —————————————— Dr. Yael Ilan	Director	December 26, 2007

/s/ Dan Hoz —————————————— Mr. Dan Hoz	Director	December 26, 2007

/s/ Adi Raveh —————————————— Prof. Adi Raveh	Director	December 26, 2007

/s/ Ronen Zavlik —————————————— Mr. Ronen Zavlik	Director	December 26, 2007

Authorized Representative in the U.S.:

Corporation Service Company

By:	/s/ Janet Budhu

Name:	Janet Budhu

Title:	Assistant Secretary

Date:	December 26, 2007

INDEX OF EXHIBITS

Exhibit No.	Description

4.1	Articles of Association of B.O.S. Better Online Solutions Ltd., as amended; *
4.2	Registrant's 2003 Israeli Share Option Plan;**
5	Opinion of Amit, Pollak, Matalon & Co. with respect to the validity of the Ordinary Shares being registered;
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global;
23.2	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.

* Incorporated by reference to exhibit 1.2 of the Registrant’s Annual Report on Form 20-F filed with the Commission on June 28, 2006.
** Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on November 24, 2003 (Filing no. 333-110696).